UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRA INTERNATIONAL
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12120 Sunset Hills Road, Suite 600 Reston, Virginia 20190 (703) 464-6300 (Address of Principal Executive Offices)	95-2040171 (I.R.S. Employer Identification Number)
PRA International 2005 Employee Stock Purchase Plan
(Full Title of the Plan)
Linda Baddour
Chief Financial Officer
12120 Sunset Hills Road, Suite 600
Reston, Virginia 20190
(703) 464-6300
(Name, Address and Telephone Number, including Area Code, of Agent for Service)
Copy To:
Scott R. Haber, Esq.
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, California 94111
(415) 391-0060

DEREGISTRATION OF COMMON STOCK
On August 23, 2005, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-127782 (the “Registration Statement”), for the sale of 250,000 shares of the common stock (the “Common Stock”), par value $.01 per share, of the Registrant under the PRA International 2005 Employee Stock Purchase Plan (the “Plan”).
On December 13, 2007, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 24, 2007, by and among the Registrant, PRA Holdings, Inc. (formerly GG Holdings I, Inc.) and GG Merger Sub I, Inc., a wholly-owned subsidiary of PRA Holdings, Inc., GG Merger Sub I, Inc. merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of PRA Holdings, Inc. (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, State of Virginia, on the 13th day of December, 2007.

PRA INTERNATIONAL
By:	/s/ Terrance J. Bieker
	Name:	Terrance J. Bieker
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Terrance J. Bieker Terrance J. Bieker	Chief Executive Officer (Principal Executive Officer)	December 13, 2007
/s/ Linda Baddour Linda Baddour	Chief Financial Officer (Principal Financial and Accounting Officer)	December 13, 2007
/s/ Jean-Pierre Conte Jean-Pierre Conte	Director	December 13, 2007
/s/ Robert J. Weltman Robert J. Weltman	Director	December 13, 2007